UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report: October 14, 2011

Date of earliest event reported: October 7, 2011

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Second Amended Loan and Security Agreement

On October 7, 2011, OfficeMax Incorporated (the “Company”) entered into a Second Amended and Restated Loan and Security Agreement (the “New Credit Agreement”) by and among the Company, certain of its subsidiaries as borrowers (such subsidiaries together with the Company, “Borrowers”), certain of its subsidiaries as guarantors of obligations under the New Credit Agreement (such subsidiaries, “Guarantors”), the lender parties thereto, Wells Fargo Bank, National Association as Administrative Agent (“Wells”), Bank of America, N.A. as Syndication Agent, and JPMorgan Chase Bank, N.A. as Documentation Agent.

The New Credit Agreement amends and restates in one agreement both (i) the existing revolving credit facility dated July 12, 2007 between the Company, certain of its U.S. subsidiaries, Wells (as successor to Wachovia Capital Finance Corporation (Central)) and the lender parties thereto (the “Previous U.S. Facility”), and (ii) the existing revolving credit facility dated September 30, 2009 between Grand & Toy Limited, the Company’s wholly-owned subsidiary based in Canada (“G&T”), the agent and the lender parties thereto (the “Previous Canadian Facility” and together with the Previous U.S. Facility, the “Previous Facilities”). Each of the Previous Facilities was scheduled to expire on July 12, 2012. The Previous U.S. Facility permitted the Company and certain of its U.S. subsidiaries to borrow up to a maximum of $700 million and the Previous Canadian Facility permitted G&T to borrow up to a maximum of CAD$60 million. The maximum borrowing availability under each Previous Facility was subject to a borrowing base calculation that limited availability to a percentage of the respective borrowers’ or borrower’s eligible accounts receivable plus a percentage of the value of eligible inventory less certain reserves.

As of October 6, 2011, there were no borrowings and $52.0 million of standby letters of credit issued and outstanding under the Previous U.S. Facility, and there were no borrowings or letters of credit issued or outstanding under the Previous Canadian Facility. The standby letters of credit previously issued and outstanding under the Previous U.S. Facility are now treated as issued and outstanding under the New Credit Agreement and, as of October 7, 2011, continued to total $52.0 million. The New Credit Agreement will expire on October 7, 2016.

Form of Loans, Borrowing Limits and Borrowing Base

Borrowings made pursuant to the New Credit Agreement may be in the form of revolving loans and/or swing line loans. Letters of credit may also be issued under the New Credit Agreement. The New Credit Agreement permits the Borrowers initially to borrow up to $650 million, subject to adjustment on the terms set forth in the New Credit Agreement, of which (i) G&T may borrow up to $50 million (the “Canadian Maximum Credit”), and (ii) OfficeMax Puerto Rico, Inc., the Company’s wholly-owned subsidiary based in Puerto Rico (“OMX PR”), and the other Borrowers based in the U.S. (such other Borrowers together, the “U.S. Borrowers”) may together borrow up to an aggregate $600 million (the “U.S. Maximum Credit” and together with the Canadian Maximum Credit, the “Combined Maximum Credit”). This $650 million Combined Maximum Credit amount may be increased up to a maximum of $850 million upon the request of the Company and the agreement of the lenders participating in the increase, or may be reduced down to a minimum of $450 million upon the request of the Company. The U.S. and Canadian Maximum Credit amounts include the sum of applicable revolving loans, swing line loans and letters of credit issued under the New Credit Agreement.

The New Credit Agreement also contains limits on the amounts of Borrowers’ swing line loans and letters of credit. The aggregate amount of swing line loans to all Borrowers may not exceed $60 million and the aggregate amount of letters of credit to all Borrowers may not exceed $250 million.

The borrowing base for each of (i) G&T, (ii) OMX PR, and (iii) the U.S. Borrowers is equal to (A) ninety (90%) percent of their respective eligible credit card receivables and other accounts receivable, plus (B) a percentage of the value of their respective eligible inventory, less (C) any applicable reserves established by the lenders that reduce the amount of loans and letters of credit that would otherwise be available to any borrower under the New Credit Agreement, in each case calculated as described in the New Credit Agreement. Amounts borrowed as revolving loans or swing line loans under the New Credit Agreement may be borrowed, repaid and reborrowed from time to time.

Interest

Loans under the New Credit Agreement will bear interest at rates based on either the prime rate, the federal funds rate, or the one-month, two-month, three-month or six-month (as chosen by the Company) London Interbank Offered Rate or the Canadian Dealer Offered Rate, plus, in each case, an additional percentage based on the Borrowers’ excess borrowing availability under the New Credit Agreement. Interest is payable monthly in arrears.

Fees

An unused line fee is payable by the U.S. Borrowers at a per annum rate equal to either one-half or three-eighths of one percent of the amount by which the average daily principal balance of the aggregate of OMX PR’s and the U.S. Borrowers’ outstanding revolving loans, swing line loans and letters of credit for the applicable quarter under the New Credit Agreement is less than the U.S. Maximum Credit. The fee rate is one-half of one percent if such average daily principal balance is less than 50% of the U.S. Maximum Credit and is three-eighths of one percent if such average daily principal balance is equal to or greater than 50% of the U.S. Maximum Credit; provided, however, that until January 1, 2012, the fee rate is one-half of one percent of such average daily principal balance regardless of the amount of such balance. An unused line fee is payable by G&T at a per annum rate equal to either one-half or three-eighths of one percent of the amount by which the average daily principal balance of G&T’s outstanding revolving loans, swing line loans and letters of credit for the applicable quarter under the New Credit Agreement is less than the Canadian Maximum Credit. The fee rate is one-half of one percent if such average daily principal balance is less than 50% of the Canadian Maximum Credit and is three-eighths of one percent if such average daily principal balance is equal to or greater than 50% of the Canadian Maximum Credit; provided, however, that until January 1, 2012, the fee rate is one-half of one percent of such average daily principal balance regardless of the amount of such balance. The unused line fees are payable quarterly in arrears.

A letter of credit fee is payable at a per annum rate equal to a percentage of the average daily maximum amount available to be drawn on outstanding letters of credit. The percentage is calculated based on the Borrowers’ excess borrowing availability under the New Credit Agreement. The letter of credit fees are payable quarterly in arrears.

Security

The Borrowers’ repayments under the New Credit Agreement are guaranteed by the Guarantors and each Borrower has guaranteed the other Borrowers’ obligations under the New Credit Agreement except that any foreign Borrower has only guaranteed the obligations of other foreign Borrowers. In addition, all obligations of the Borrowers and Guarantors to the lenders are secured by a lien on substantially all personal property of the Borrowers and Guarantors, including all accounts; all general intangibles (other than certain foreign intellectual property); all goods, including, without limitation, inventory and equipment; all chattel paper; all instruments; all documents; all deposit accounts; all letters of credit, banker’s acceptances and similar instruments; all rights and remedies regarding the collateral, all receivables; all investment property; certain equity interests in subsidiaries; and all products and proceeds of the collateral; provided, however, that the assets and property of foreign Borrowers do not secure the obligations of the U.S. Borrowers.

Representations and Covenants

The New Credit Agreement contains customary representations, warranties and affirmative and negative covenants for secured credit facilities of this type. The covenants include limitations and obligations on the Company and its subsidiaries with respect to: reporting regarding collateral; recording and maintaining inventory; maintenance of the existence of the borrowers and guarantors; location of the collateral; compliance with laws and regulations; payment of taxes; maintenance of insurance; maintenance and delivery of financial statements and other reports; acquisitions, mergers or divestitures; encumbrances; indebtedness; investments; the making of certain restricted payments; affiliate transactions; and intellectual property. In addition, the Borrowers must at all times maintain excess borrowing availability under the New Credit Agreement equal to or greater than the greater of (a) $30 million or (b) seven and one-half (7  1/2%) percent of the lesser of the Combined Maximum Credit and the sum of the borrowing bases of G&T, OMX PR, and the U.S. Borrowers.

The New Credit Agreement permits the initial proceeds of the loans and letters of credit to be used only for refinancing of amounts outstanding under the Previous Facilities, as well as for the costs incurred in connection with the New Credit Agreement. All other loans made or letters of credit provided to any Borrower may be used only to finance acquisitions by a Borrower or Guarantor or for general operating, working capital and other proper corporate purposes of a Borrower.

Events of Default

The New Credit Agreement provides for customary events of default with corresponding grace periods, including: failure to pay any principal or interest when due; failure to comply with certain of the New Credit Agreement covenants; any representation or warranty made by any Borrower or Guarantor being false or misleading in any material respect; revocation or termination by a Guarantor of its obligations under the New Credit Agreement or failure of a Guarantor to perform; certain judgments for the payment of money against any Borrower or Guarantor; dissolution of a Guarantor or Borrower; certain bankruptcy or insolvency proceedings; defaults relating to certain other indebtedness that result in acceleration of payment obligations with respect to such indebtedness; cancellation by a credit card issuer or processor of its arrangement with a Borrower or failure of a credit card issuer or processor to pay any borrower; failure of a bank or other institution at which any Borrower or Guarantor maintains accounts or investments to comply with any control agreements pertaining to such accounts or investments; the provisions of the New Credit Agreement cease to be enforceable against any party; the security interest in the Borrowers’ and Guarantors’ assets under the New Credit Agreement ceases to be a valid and perfected first priority security interest; institution of certain legal proceedings against a Borrower or Guarantor; a material adverse change in the business, assets or prospects of the Borrowers; certain occurrences involving the Company’s benefit plans; and a change in control (as defined in the New Credit Agreement) of a Borrower or Guarantor.

In the event of a default, the agent for the lenders may, and at the request of the requisite number of lenders will be required to, accelerate the payment of all obligations due from the Borrowers to the lenders and terminate the lenders’ commitments to make any further loans or issue any further letters of credit. In the event of certain defaults, the commitments of the lenders will be automatically terminated and all outstanding obligations of the Borrowers will automatically become due. In addition, the agent may, in its discretion, take possession of, and enforce the Borrowers’ rights with respect to, the collateral, including selling the collateral.

The New Credit Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The above description of the New Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the New Credit Agreement.

Item 1.02.	Termination of Material Definitive Agreement.

On October 7, 2011, the Previous U.S. Facility was amended and restated by the New Credit Agreement. The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Second Amended and Restated Loan and Security Agreement, dated October 7, 2011, by and among the Company, certain of its subsidiaries as borrowers and guarantors, the lender parties thereto, Wells Fargo Bank, National Association as Administrative Agent, Bank of America, N.A. as Syndication Agent and JPMorgan Chase Bank, N.A. as Documentation Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 14, 2011

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel

EXHIBIT INDEX

Number	Description

Exhibit 99.1	Second Amended and Restated Loan and Security Agreement, dated October 7, 2011, by and among the Company, certain of its subsidiaries as borrowers and guarantors, the lender parties thereto, Wells Fargo Bank, National Association as Administrative Agent, Bank of America, N.A. as Syndication Agent and JPMorgan Chase Bank, N.A. as Documentation Agent.